UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2009

EXPRESSJET HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-31300 (Commission File Number)	76-0517977 (IRS Employer Identification No.)

700 North Sam Houston Parkway West, Suite 200 Houston, Texas (Address of principal executive offices)		77067 (Zip Code)

832-353-1000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

ExpressJet today announced the retirement of Karen Miles, Vice President Human Resources and Administration after over 30 years in the airline industry.  Karen is retiring after ten years leading ExpressJet’s labor relations efforts and will remain with the company through January 31, 2010 in order to transition her role throughout various departments.  In furtherance of ExpressJet’s efforts to reduce costs, Karen will not be replaced.  In order to transition her role to various departments, Karen’s last day with ExpressJet will be January 31, 2010.

“Karen knows every aspect of our organization and has been instrumental in our strategic shift from a subsidiary of a major airline to an independent regional airline with our own distinctive culture.  She was the ‘keeper of the employee experience’ and provided our people with the highest standard of care.  We truly value the expertise and dedication she brought to our organization and wish her well,” said President and Chief Executive Officer, Jim Ream.

ExpressJet entered into a separation agreement with Karen in order to provide for a transition period as well as substituting and amending certain benefits to which she would otherwise have been entitled upon her departure under her employment agreement.  Karen is expected to receive her Long Term Incentive Plan bonus during the transition period on the same terms as other executives, as she will still be employed.  Following the transition period and her departure on January 31, 2010, Karen will receive (i) a lump-sum severance payment equal to two years’ salary, or $361,000, and (ii) vesting of her outstanding stock options, which will continue to be exercisable for a period of one year, and shares of restricted stock.  The agreement also provides that ExpressJet will pay the difference between the employee contribution and the total amount payable to maintain COBRA coverage for Karen and her family for a period of 18 months following her departure and release Karen from the covenant not to compete contained in her employment agreement.  In conjunction with the agreement, Karen and the Company have mutually agreed to release any and all other claims they might have.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESSJET HOLDINGS, INC. (Registrant)
Date: June 26, 2009	/s/ Phung Ngo-Burns
Phung Ngo-Burns Vice President and Chief Financial Officer